UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2014

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 875-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On October 23, 2014, KLA-Tencor Corporation (the “Company”) announced that the Board of Directors has authorized the financing of a leveraged recapitalization, which would feature a special cash dividend of $16.50 per share, representing approximately 23% of the Company’s common stock price as of October 22, 2014, or an aggregate value of approximately $2.75 billion, which includes the portion of the special cash dividend that could be payable to holders of outstanding equity awards under the Company’s 2004 Equity Incentive Plan. Subject to the close of necessary financing, the Board of Directors currently intends to declare and pay the special cash dividend before December 31, 2014. The special cash dividend would be in addition to the Company’s regular $0.50 per share quarterly cash dividend. The Company’s regular $0.50 per share quarterly cash dividend is expected to be declared and paid following the Company’s regularly scheduled Board of Directors meeting in November 2014.
In connection with the leveraged recapitalization, the Board of Directors has approved an increase to the Company’s stock repurchase program for up to 3.6 million additional shares of the Company’s common stock, which is valued at approximately$250 million based upon the closing price of the Company’s common stock as of October 20, 2014. This is in addition to the $1 billion stock repurchase program previously announced in July 2014. The Company expects to complete these share repurchases within 12 to 18 months. The repurchases may occur from time to time, in the open market, with consideration given to the market price of the common stock, the Company’s other investment opportunities, and general economic conditions.
The intended special cash dividend of $2.75 billion in the aggregate will be funded in part with a portion of the cash on the Company’s balance sheet, and in part with incremental debt. To fund the debt financed portion of the special cash dividend, the Company intends to add up to $2.5 billion of incremental debt, consisting of a combination of investment grade senior notes and a pre-payable term loan facility, subject to market conditions. The Company also expects to enter into an unfunded revolving credit facility, subject to market conditions. The declaration and payment of the special cash dividend are conditioned on the Company’s ability to obtain requisite debt financing on satisfactory terms and conditions. The Company intends to manage its capital structure to preserve and maintain its investment grade rating.
Forward-Looking Statements: Statements in this Form 8-K other than historical facts, such as statements regarding the declaration and payment by the Board of Directors of the special cash dividend and the regular $0.50 per share quarterly cash dividend; the completion by the Company of the share repurchases; the issuance by the Company of incremental debt and entry by the Company into an unfunded revolving credit facility; and the Company’s intention to manage its capital structure to preserve and maintain its investment grade rating, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the demand for semiconductors; the financial condition of the global capital markets and the general macroeconomic environment; new and enhanced product and technology offerings by competitors; cancellation of orders by customers; the ability of the Company’s research and development teams to successfully innovate and develop technologies and products that are responsive to customer demands; the Company’s ability to successfully manage its costs; market acceptance of the company’s existing and newly issued products; and changing customer demands. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this Form 8-K, please refer to the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, subsequently filed Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). The Company assumes no obligation to, and does not currently intend to, update these forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: October 23, 2014	By:	/s/ BRIAN M. MARTIN
	Name:	Brian M. Martin
	Title:	Executive Vice President and General Counsel